Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Gregory L. Osborn
Chief Financial Officer
Video Display Corporation
(770-938-2080)
Video Display Corporation Announces Auction to Sell
Fox International Ltd., Inc. Subsidiary
ATLANTA (January 10, 2011) — Video Display Corporation (NASDAQ: VIDE) (the “Company”), an international leader in the design, manufacture and distribution of niche market military, medical, commercial and industrial displays, announced today that it will sell its wholly-owned subsidiary, Fox International Ltd., Inc., an Ohio corporation (“Fox”), in a sealed bid auction sale to the highest bidder. VDC management believes that VDC shareholder value will be greatly enhanced by focusing its resources on its primary display business and will continue to seek out opportunities for internal development of new display products as well as review potential acquisitions of other display products and display companies.
     Bids will be considered for either Fox International Ltd., Inc. as a corporate entity or for the purchase of 100% of the Fox Intl. assets. The Company will not require a minimum bid; however, the Company’s management believes the enterprise value of Fox, with annualized gross revenue of approximately $25 million, to be in the range of $10 million to $15 million.
Interested potential bidders will be given a thirty (30)-day due diligence review period beginning January 15, 2011. All potential bidders will be required to execute appropriate nondisclosure and confidentiality agreements prior to receiving any due diligence materials. Interested bidders should contact Gregory L. Osborn, Chief Financial Officer, at (678) 942-5407, or by e-mail at greg.osborn.vdc@mindspring.com. All sealed bids must be submitted to the Company by five o’clock (5:00) Eastern Standard Time on February 22, 2011. All bids must be submitted in written format and delivered to the attention of Gregory L. Osborn, Chief Financial Officer, at 1686 Tucker Industrial Road, Tucker, GA 30084. All bids will be subject to approval by the Company’s Board of Directors, as well as any required lender or regulatory approvals or consents. In addition, all bids will be subject to a right by management of Fox to place a bid higher than any bid entered by a third party. The Company retains the absolute and complete right to accept or reject any bid. All bid materials received by the Company will be returned to unsuccessful bidders.
About Fox International Ltd., Inc.
Headquartered in Bedford Heights, Ohio, Fox operates a call and fulfillment center as consumer and dealer support for both in-warranty and out-of-warranty household products, appliances, parts and electronics for Black & Decker, Delonghi, Norelco, Coby, and numerous other manufacturers. This call center also serves as a technical support center for the same manufacturers and processes all orders for distribution of consumer electronic parts.

Fox purchases consumer electronic parts from numerous major consumer electronics manufacturers, both foreign and domestic, and resells these products to major electronic distributors, retail electronic repair facilities, third-party contractual repair shops, and directly to consumers. Fox receives the right from manufacturers, often exclusively, to ship parts to authorized dealers, and many manufacturers also direct inquiries for replacement parts to Fox.
About Video Display Corporation
Video Display Corporation designs, develops, and manufactures unique solutions for display requirements for military, medical, and industrial use with emphasis on high-end training and simulation applications. Its product offerings include ruggedized CRT and AMLCD displays as well as complete projection systems utilizing the Company’s Marquee Tm line of projectors. Video Display Corporation operates eight display design and manufacturing plants plus additional sales facilities throughout the United States and Europe.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, Video Display Corporation or its representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in, but are not limited to, various filings made by the Company with the Securities and Exchange Commission, press releases, or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions, including items discussed in the Company’s annual report on Form 10-K for the year ended February 28, 2010, and other reports filed with the Securities and Exchange Commission. Video Display Corporation undertakes no duty to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.